EXHIBIT 99.1

GLOBAL EPOINT ACQUIRES

DIGITAL VIDEO RECORDER COMPANY

Gains Intellectual Property, Worldwide Distribution, Supply Agreement

City of Industry, Calif.—April 14, 2004—Global ePoint, Inc. (Company) (Nasdaq: GEPT) acquired the assets, including intellectual property and ongoing supply agreements, of Perpetual Digital (Perpetual), a privately held systems integrator and supplier of digital video recording (DVR) systems for commercial and industrial security and surveillance. Global ePoint was the sole manufacturer of the digital video recorder of Perpetual’s surveillance system

Terms of the acquisition included cash payments totaling $400,000 and a one-year earn-out based on performance. As of April 7, Perpetual held approximately $278,000 of parts inventory. In August 2003, Perpetual signed an exclusive three-year agreement to supply its DVR surveillance system to Richardson Electronics, Ltd. (Nasdaq: RELL), a worldwide provider of branded, engineered solutions for the communications, industrial, security, and display markets. From September through December 2003, Perpetual’s sales to Richardson under this agreement totaled approximately $1.3 million.

Perpetual’s DVR system will simultaneously display live video, playback video, host multiple remote users, and archive data, all while recording from multiple cameras. The unit includes Perpetual’s intelligent digital video management system that combines multiplexing, alarm/event, and multi-zone motion detection recording, and features an imbedded point of sale (POS) application designed specifically for financial institutions and small-to-large retail and restaurant chains. The POS application will interface with any cash register, support multiple registers per DVR, and enable searches by transaction or item. A “quick query” capability shows the related transaction receipt embedded in the video of the event at the cash register as a convenient method to track sales activity and potential fraud.

Global Chief Executive Toresa Lou commented: “This acquisition represents an important step in our strategy to develop secure network digital video technology and products for the fast-growing commercial digital video vertical markets. Perpetual’s video surveillance technology and platform complement our digital video technology development and, through the exclusive supply agreement with Richardson, we gain a new and significant distribution channel with the added benefit of ongoing sales.

“Perpetual will become a separate operating division of Global ePoint and continue to perform under the agreement with Richardson,” Lou continued. “So we expect to begin seeing incremental sales in the current second quarter.

“We plan to develop additional sales through this new, worldwide distribution channel by enhancing the current system and introducing new technologies and products, potentially under other Richardson brands,” Lou added. “For example, we are planning to develop new application interfaces, such as advanced motion algorithms, biometrics, access control, and alarm interface, to incorporate into our DVR products. And, based on market feedback from Richardson, demand in general for DVR technology and products is strong and expected to rise further.

“Therefore, this acquisition and the opportunities it offers are consistent with our growth strategy to increase sales by expanding into commercial and industrial security markets with secure network digital video technologies and products,” Lou stated. “With a strong partner like Richardson, which holds a well-established presence in a number of market verticals demanding an increasing variety of DVR products, we feel there are attractive opportunities, not only for growing our current business but also for expanding into original design manufacturing.”

About Global ePoint:

The Company is a provider of computers, computing solutions, and digital video, audio and data transmission and recording products. Our primary operations are through two divisions: contract manufacturing and digital technology. The contract manufacturing division manufactures customized computing systems for industrial, business, and consumer markets, with the capability of specialized, custom-manufacture of other electronic products and systems. The digital technology division designs and markets digital video surveillance systems for law enforcement, military, and government (homeland security) markets. Global’s growth strategy includes developing new compression technologies and next-generation secure network digital video systems and servers for a wide range of new markets and applications. For more information go to www.globalepoint.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the company’s current expectations, estimates and projections, management’s beliefs and numerous assumptions, all of which are subject to change. These forward-looking statements are not guarantees of future results and are subject to numerous risks and uncertainties. Our actual results could differ materially and adversely from those expressed in any forward-looking statement. For example, we have not to date realized any material sales or revenues from our digital video division and there can be no assurance that the new division will be able to achieve growth in the future; we may not be able to close the acquisition or realize benefits of the acquisition. The forward-looking statements in this release speak only as of the date of this release. We undertake no obligation to revise or update publicly any forward-looking statement for any reason. These and other risk factors are detailed in our periodic filings with the Securities and Exchange Commission.